Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Global Cord Blood Corporation

We consent to the incorporation by reference in the Registration Statements (No. 333 -183143 and No. 333 - 213730) on Form F-3 of Global Cord Blood Corporation of our reports dated July 23, 2019, with respect to the consolidated balance sheets of Global Cord Blood Corporation and subsidiaries as of March 31, 2018 and 2019, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended March 31, 2019 and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of March 31, 2019, which reports appear in the March 31, 2019 annual report on Form 20-F/A of Global Cord Blood Corporation.

Our report on the consolidated financial statements refers to changes in Global Cord Blood Corporation’s method of accounting for revenue recognition and investments in equity securities in fiscal year 2019 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers and Accounting Standards Update No. 2016-01, Financial Instruments - Overall (Subtopic 825-10), Recognition and Measurement of Financial Assets and Financial Liabilities.

/s/ KPMG Huazhen LLP

Beijing, China

August 14, 2019